Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d–1(k)(l) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.00001 per share, of the Company (as defined in the attached Schedule 13D), and agrees that this agreement be included as an Exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of this 15th day of February 2018.

IPGL LIMITED

By:	/s/ Mark William Lane Richards
Name:	Mark William Lane Richards
Title:	Director and Chief Executive Officer

FOX & TROT LIMITED

By:	/s/ Mark William Lane Richards
Name:	Mark William Lane Richards
Title:	Director

[Joint Filing Agreement]